EX-10.1




AGREEMENT

BY AND BETWEEN THE PARTIES: Golden Spirit Minerals Ld., a Delaware Corporation with offices at Suite 806 - 1288 Alberni St. , Vancouver, British Columbia, Canada, V6E 4N5, being represented by Robert Klein, President, hereinafter "GSPM".

AND

Walter Doyle, who has an office located at Suite 23 Pugh Street St., Townsville, Australia, 4814.

RECITALS:

Golden Spirit Minerals Ltd. is a Public Company, which is fully trading on the Nasdaq OTC Bulletin Board in the United States of America Public Markets (Symbol : GSPM) and is desirous of acquiring an asset to work with and increase in value for the benefit of its shareholders. Walter Doyle is the owner of a mineral asset in the form of certain Queensland, Australia Mining Claims (claims) known Blue Doe and June Ellen claims consisting of 19 sub blocks covering an area of 19 square miles registered within the EPM 14454 M, located in the Northern Part of the Ravenswood Batholith in Queensland, Australia

Walter Doyle will transfer a ninety-percent (95%) ownership in the claims, retaining a non-assessable, carried ten-percent (5%), and GSPM agrees to acquire and take full responsibility for the claims for the purpose of increasing the claims value.

UNDER THE TERMS AND CONDITIONS AS FOLLOWS:

(1) GSPM, upon signing this agreement, will pay the sum of $1,000.00 USD to Walter Doyle and will issue 5,000,000 GSPM shares to Walter Doyle and/or his nominees; which stock will be classified as being under rule 144 of the Securities and Exchange Commission for a period of one year, with trading restrictions under rule 144 for another year.

(2) GSPM will, in addition to the treasury stock being transferred to Walter Doyle and/or his nominees upon signing this agreement, agree to a further payment of 5,000,000 restricted GSPM shares to Walter Doyle and/or his nominees, three months from the date of this agreement.

(3) GSPM will subsequently agree to further payments of 10,000,000 restricted GSPM shares to Walter Doyle and/or his nominees, six months from the date of this agreement.

(4)     GSPM agrees to a work commitment of $200,000 USD over a period of two
(2) years, based on a work program mutually agreed upon.

(5) The five-percent (5%) retained interest of Walter Doyle in the claims is non-assessable, meaning that GSPM cannot make a funds call to Walter Doyle and /or his nominees for any reason whatsoever and cannot for any reason reduce the five-percent (5%) retained interest. In the event of GSPM selling their interest in the claims, Walter Doyle would continue to have a five-percent (5%) non-assessable interest ownership under the same terms and conditions of this agreement, unless Walter Doyle agrees to sell his interest to the purchaser of GSPM's interest. In any event GSPM has a first right of refusal to purchase the retained interest of Walter Doyle , should Walter Doyle decide to sell his interest. In addition, and in the event that GSPM for any reason decides to sell their interest in the claims within thirteen (13) months from the date of signing this agreement, it will be entirely GSPM's decision.

(6) Walter Doyle will prepare and submit all required paperwork for maintaining EPM 14454 in good standing and any other paperwork that may be required by the Local, State or Federal governments. GSPM will pay the actual fees as required by a check made out to the proper government office to be submitted with the paperwork prepared by Walter Doyle. Annual fees become due on the anniversary date of the date of grant and the necessary amounts will be provided to GSPM by Walter Doyle

(7) In the event that GSPM does not pay the annual rental on the exploration permit Walter Doyle reserves the right to pay the annual rental.

(8) GSPM agrees to conduct itself concerning the claims in a manner so as to not cause the claims to suffer any undue legal or other undesirable problems.

(10)GSPM agrees to expand the EPM and to make any new claims a part of this agreement, as might be necessary, to protect the rights of Walter Doyle and the GSPM shareholders.

(11)The parties both GSPM and Walter Doyle agree that time is of the essence in all particulars of this agreement.

(12)The parties both GSPM and Walter Doyle agree that this agreement can be expanded by mutual consent upon the terms and conditions herein.

(13)The parties agree that this agreement constitutes the entirety of the agreement between the parties and any other agreements either verbal or written are of no consequence concerning this agreement other than some particular consultants / finders fees which apply and are understood by the principal parties.

Signed and Agreed to this 9th  day of June 2004 by the parties,

/S/ Robert Klein                        /S/ Walter Doyle
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Golden Spirit Minerals Ltd.                Walter Doyle